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Sexson Benjamin <benjamin.sexson@gmail.com>

Thank You for Your Interest in Monogram Orthopaedics

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StartEngine <contact@startengine.com> Thu, Nov 19, 2020 at 9:56 PM
To: Benjamin Sexson <benjamin.sexson@gmail.com>

start engine

Thank you for your interest in Monogram Orthopaedics!

Hi Benjamin,

Congratulations! You have reserved $250.80 in Monogram Orthopaedics.

NOTE: This is NOT an investment. No funds will be pulled from your account. When is live and accepting investments, you will receive an email notifying you that the offering is live and you are now able to invest.

You can then confirm your investment amount, change the amount you wish to invest or decide not to invest in the offering. If you have any questions, please email us at **contact@startengine.com**.

Best,
The StartEngine Team

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